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                                                                     Exhibit 8.2

[ERNST & YOUNG LOGO]

                                  Confirmation

We hereby confirm, subject to the qualifications set forth therein, that the statements in both the Prospectus for UBS Preferred Funding Trust II and the Prospectus for UBS Preferred Funding Trust III under the caption "Certain Tax Considerations under the Laws of Switzerland", are an accurate summary of the Swiss Income tax matters described therein.

                                                   Ernst & Young AG

                                          ALFRED PREISIG      Dr. ERICH PETER

                                          Partner Tax         Senior Manager Tax

                                          /s/ Alfred Preisig  /s/ Erich Peter
                                          ------------------  ------------------

Zurich, Switzerland
June 6, 2001